As filed with the Securities and Exchange Commission on May 6, 2008

Registration No. 333-150554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST PLACE FINANCIAL CORP.

(exact name of registrant as specified in its charter)

Delaware

(state or other jurisdiction of incorporation or organization)

6036

(Primary Standard Industrial Classification Code Number)

34-1880130

(IRS Employer Identification No.)

185 East Market Street

Warren, Ohio 44481

(330) 373-1221

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Steven R. Lewis

President and Chief Executive Officer

185 East Market Street

Warren, Ohio 44481

(330) 373-1221

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Joseph G. Passaic, Jr., Esquire Michael A. Smith, Esquire Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037 (202) 457-6000	Richard S. Garabedian, Esquire Benjamin M. Azoff, Esquire Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Ave., Suite 400 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, Par Value $0.01 per share.	N/A	N/A	$6,565,904.30	$258.04*

*	previously paid
(1)	Estimated solely for the purpose of calculation of the registration fee. In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of the shares of the Registrant’s common stock expected to be issued upon consummation of the acquisition of OC Financial, Inc. (“OC Financial”) by the Registrant, taking into account an estimate of the maximum number of shares of OC Financial common stock (560,198) that may be exchanged for First Place common stock and the exchange ratio of 0.9615 shares (subject to certain adjustments) of First Place common stock for each share of OC Financial common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of First Place Financial Corp.’s Amended and Restated Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of shareholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on April 30, 2008, are as follows:

(a) List of Exhibits (Filed herewith unless otherwise noted)

2.1	Agreement and Plan of Merger, dated April 2, 2008, by and among First Place Financial Corp., First Place Bank and OC Financial, Inc. included as Annex I to the Proxy Statement/Prospectus***

2.2	Form of Voting Agreement entered into between First Place Financial Corp. and certain directors and executive officers of OC Financial, Inc.***

3.1	Amended and Restated Certificate of Incorporation of First Place Financial Corp. previously filed and incorporated by reference to the First Place Financial Corp. Registration Statement on Form S-4 (File No. 333-132441), dated March 15, 2006**

3.2	Bylaws of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp. Annual Report on Form 10-K for the period ended June 30, 2007 and filed on September 7, 2007**

4.0	Specimen stock certificate of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp. Registration Statement on Form S-1 (File No. 333-63099), dated September 9, 1998**

5.0	Opinion of Patton Boggs LLP regarding legality of shares being registered

8.0	Opinion and Consent of Patton Boggs LLP as to certain Federal Income Tax matters

21.1	Subsidiaries, previously filed and incorporated by reference to First Place Financial Corp. Annual Report on Form 10-K for the period ended June 30, 2007 and filed on September 7, 2007**

23.1	Consent of Patton Boggs LLP (included in Exhibits 5.0 and 8.0)

23.2	Consent of Crowe Chizek and Company LLC (on behalf of First Place Financial Corp.)**

23.3	Consent of Beard Miller Company LLP (on behalf of OC Financial, Inc.)**

24.0	Power of Attorney (included herewith on the Signature Page)**

99.1	OC Financial, Inc. Proxy Card

99.2	Fairness Opinion of Keefe, Bruyette & Woods, Inc.***

99.3	Consent of Keefe, Bruyette & Woods, Inc.**

**	Previously filed.
***	Included as an Annex to the proxy statement/prospectus included in the Registration Statement.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

(c) Report, Opinion or Appraisal

The fairness opinion issued by Keefe, Bruyette & Woods, Inc. to OC Financial, Inc. is included as Annex II to the proxy statement/prospectus, which is part of this Registration Statement and Exhibit 99.2 to this Registration Statement.

Item 22.	Undertakings.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren in the State of Ohio, on May 6, 2008.

FIRST PLACE FINANCIAL CORP.

By:	/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each director of the Registrant whose signature appears below, hereby makes, constitutes and appoints Steven R. Lewis and Paul S. Musgrove, and each of them severally as his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement and any subsequent Registration Statement filed pursuant to Rule 462 of the Securities Act of 1933, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments and generally to do all such things in their behalf in their capacity as directors and/or officers to make the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name		Date
/s/ Steven R. Lewis Steven R. Lewis	President, Chief Executive Officer and Director (principal executive officer)	May 6, 2008

/s/ David W. Gifford David W. Gifford	Vice President and Chief Financial Officer	May 6, 2008

/s/ Samuel A. Roth Samuel A. Roth	Chairman of the Board	May 6, 2008

/s/ A. Gary Bitonte, M.D. A. Gary Bitonte, M.D.	Director	May 6, 2008

/s/ Donald Cagigas Donald Cagigas	Director	May 6, 2008

/s/ Marie Izzo Cartwright Marie Izzo Cartwright	Director	May 6, 2008

/s/ Robert P. Grace Robert P. Grace	Director	May 6, 2008

/s/ Thomas M. Humphries Thomas M. Humphries	Director	May 6, 2008

/s/ Earl T. Kissell Earl T. Kissell	Director	May 6, 2008

/s/ Jeffrey B. Ohlemacher Jeffrey B. Ohlemacher	Director	May 6, 2008

Name		Date

/s/ E. Jeffrey Rossi E. Jeffrey Rossi	Director	May 6, 2008

/s/ William A. Russell William A. Russell	Director	May 6, 2008

/s/ Ronald P. Volpe, Ph.D. Ronald P. Volpe, Ph.D.	Director	May 6, 2008

/s/ Robert L. Wagmiller Robert L. Wagmiller	Director	May 6, 2008